CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 19 to Registration Statement No. 33-62158 on Form N-1A of our report dated
May 22, 2008, relating to the financial statements and financial highlights of
Morgan Stanley Limited Term Municipal Trust (the "Fund") appearing in the Annual
Report on Form N-CSR of the Fund for the year ended March 31, 2008, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian
and Independent Registered Public Accounting Firm" and "Financial Statements" in
the Statement of Additional Information, which are part of such Registration
Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
July 25, 2008